Exhibit 10.42

Piper Sandler Companies 800 Nicollet Mall, Suite 900, Minneapolis, MN 55402-7020 612 303-6000 | 800 333-6000 | Fax: 612 303-1772

January 10, 2022

Brian R. Sterling

Dear Brian,

Reference is made to the Transition Services Agreement, dated December 31, 2020 (the “Transition Services Agreement”), pursuant to which you have been acting in an advisory capacity to transition client engagements following your employment with Piper Sandler & Co. (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Offer Letter.
The Company and you desire to amend the Transition Services Agreement in order to extend its term.
Therefore, the parties have agreed to amend the Transition Services Agreement as follows:
1.Section 4 shall be amended and restated in its entirety as follows:
Term. Unless sooner terminated mutually by the Parties, this Agreement shall terminate on September 30, 2022 (the “Termination Date”), provided, however, that if any Covered Transaction has been publicly announced on or prior to the Termination Date, then Sterling shall receive payment for such Covered Transaction so long as the fees relating to such Covered Transaction are received by Piper Sandler prior to March 31, 2023. Notwithstanding the foregoing, the terms and provisions of Sections 7, 9-12, and 16-19 of this Agreement shall survive termination of this Agreement.
Please confirm that the foregoing correctly sets forth our agreement by signing and returning this letter to Piper Sandler.
                    Very truly yours,
PIPER SANDLER & CO.

By:/s/ Chad R. Abraham
Name: Chad R. Abraham
Title: Chairman and CEO

Accepted and agreed:

/s/ Brian S. Sterling
Brian R. Sterling